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                                                                    EXHIBIT 23.1

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in Registration Statement Nos. 33-19767, 33-26783, 33-38042, 33-43839, 33-58456, 33-56023, 33-57753, 333-00205,
333-15327, 333-22175 and 333-26093 on Form S-8 and in Registration Statement Nos., 33-30222, 33-42326 and 333-19715 on Form S-3 of AAR CORP. of our report dated June 24, 1997 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997, which report appears in the May 31, 1997 annual report on Form 10-K of AAR CORP.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
August 20, 1997